Exhibit 99

FOR IMMEDIATE RELEASE



                      CITIZENS COMMUNICATIONS COMPANY
                       ADOPTS SHAREHOLDER RIGHTS PLAN


Stamford, Conn (March 6, 2002) - Citizens Communications Company (NYSE:
CZN) announced today that its Board of Directors adopted a Shareholder Rights Plan.

The rights will be distributed to shareholders as a dividend at the rate of one right for each share of common stock of the Company held by shareholders of record as of the close of business on March 26, 2002. Each right initially will entitle shareholders to buy one one-thousandth of a share of a new Series A Participating Preferred Stock at an exercise price of $47 per right, subject to adjustment. Because the rights will not initially be exercisable and will trade with the common stock, separate right certificates will not be provided to shareholders at this time. The rights generally will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company's common stock.

Leonard Tow, Chairman and Chief Executive Officer of Citizens Communications, said: "The rights plan was not adopted in response to any threat to acquire control of Citizens Communications. The rights plan is designed to deter and to prevent an acquirer from gaining control of the Company by accumulating shares in the open market or through private transactions without offering a fair price to all shareholders. The rights plan is similar to other plans that have been adopted by well over a thousand other major companies, including many companies in the telecommunications industry."

About Citizens Communications

Citizens Communications serves 2.5 million telephone access lines in 24 states. Citizens owns approximately 85 percent of Electric Lightwave, Inc., a facilities-based, integrated communications provider that offers a broad range of services to telecommunications-intensive businesses in the West. More information on Citizens can be found at www.czn.net.


This document contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These and all forward-looking statements (including oral representations) are only predictions or statements of current plans that are constantly under review by the Company. All forward-looking statements may differ from actual results because of, but not limited to, changes in the local and overall economy, changes in market conditions for debt and equity securities, the nature and pace of technological changes, the number and effectiveness of competitors in the Company's markets, success in overall strategy, changes in legal or regulatory policy, changes in legislation, the Company's ability to identify future markets and successfully expand existing ones, the mix of products and services offered in the Company's target markets, the effects of acquisitions and dispositions and the ability to effectively integrate businesses acquired. These important factors should be considered in evaluating any statement contained herein and/or made buy the Company or on its behalf. The foregoing information should be read in conjunction with the Company's filings with the U.S. Securities and Exchange Commission including, but not limited to, reports on Forms 10-K and 10-Q. The Company does not intend to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

Contact:

Citizens Communications
[Donald B. Armour, 203/614-5124
darmour@czn.com]


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